Registration No. 333-117840

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT TO THE
FORM SB-2REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

WILLOWTREE ADVISOR, INC.
(Name of small business issuer in its charter)

Nevada	700	N/A
(State or Other Jurisdiction of Organization)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification Number)

WILLOWTREE ADVISOR, INC.	CORPORATION TRUST COMPANY OF NEVADA
1411 Hedgelawn Way	6100 Neil Road, Suite 500
Raleigh, North Carolina 27615	Reno, Nevada 89544
(919) 872-8814	(206) 622-4511
(Address and telephone number of registrant's executive office)	(Name, address and telephone number of agent for service)
Copies to:
Conrad C. Lysiak, Esq.
601 West First Avenue, Suite 503
Spokane, Washington 99201
(509) 624-1475

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

If this Form is filed to register additional common stock for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[   ]

WILLOWTREE ADVISOR, INC.

POST-EFFECTIVE AMENDMENT TO DEREGISTER UNSOLD SHARES OF COMMON STOCK AND WITHDRAWAL OUR FORM SB-2 REGISTRATION STATEMENT

On August 2, 2004, our public offering of up 1,000,000 shares of common stock minimum, 2,000,000 shares of common stock, maximum was filed on Form SB-2 (Registration No. 333-117840) and declared effective by the SEC on August 12, 2005 at 4:00 p.m. EDT. On November 30, 2005 we elected to terminate the offering and withdraw the registration statement pursuant to Reg. 477 of the Securities Act of 1933. Pursuant to the registration statement, we represented that we would remove from registration by post-effective amendment any securities being registered which remain unsold at the termination of the offering.

No offers of securities were made and no securities were sold, leaving all of the securities unsold. We, pursuant to this post effective amendment, do hereby withdraw and remove from registration all of the shares of common stock so registered.

We are filing this application because we believe that we cannot comply with the laws of the State of North Carolina with respect to the offer or sale of the shares of common stock which are the subject matter of the foregoing Form SB-2 registration statement.

We may undertake a subsequent private offering in reliance upon Reg. 155(c) of the Securities Act of 1933.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post Effective Amendment to our Form SB-2 Registration Statement and has duly caused this Post Effective Amendment to our Form SB-2 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Raleigh, North Carolina, on this 30th day of November, 2005.

WILLOWTREE ADVISOR, INC.

BY:	/s/ Cynthia Allison
Cynthia Allison, President, Principal Executive Officer, Treasurer, Principal Financial Officer, and Principal Accounting Officer